EXHIBIT 99.1

INTEL NEWS RELEASE

CONTACT:	Chuck Mulloy
408-765-3484
Chuck.mulloy@intel.com

INTEL, STMicroelectronics AND FRANCISCO PARTNERS CLOSE TRANSACTION TO CREATE NUMONYX

New Company to Deliver Innovative, Cost-Effective Non-Volatile Memory Solutions;

Intel to Take Impairment Charge for First Quarter 2008

SANTA CLARA, Calif., March 31, 2008 – Intel Corporation today announced that the company has finalized and closed its transaction with STMicroelectronics and Francisco Partners to create a new independent semiconductor company Numonyx B.V. that will design, develop and manufacture NOR and NAND flash memory products. As part of the transaction, Intel has transferred the assets associated with its NOR flash memory business and certain assets related to the company’s phase change memory initiatives to Numonyx in exchange for 45.1 percent ownership in Numonyx.  ST Microelectronics acquired a 48.6 percent ownership interest in Numonyx.  Francisco Partners acquired a 6.3 percent ownership interest in exchange for a cash investment of $150 million. As part of the overall transaction, Numonyx will receive $450 million of debt financing at closing from Intesa Sanpaolo S.p.A and Unicredit Banca d’Impresa S.p.A in addition to a $100 million committed revolving credit facility. The loan has a 4-year term and Intel and STMicroelectronics have each provided Numonyx and the banks with a guarantee of 50 percent of the indebtedness.

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Intel estimates that it will record additional non-cash impairment of approximately $300 million related to the assets transferred to Numonyx and other costs associated with this transaction in the first quarter of 2008. Approximately 2,500 Intel employees are joining Numonyx as part of this transaction.

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